SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2012

Intelsat S.A.

(Exact Name of Registrant as Specified in Charter)

Luxembourg	000-50262	98-0346003
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4, rue Albert Borschette Luxembourg Grand-Duchy of Luxembourg		L-1246
(Address of Principal Executive Offices)		(Zip Code)

+(352) 24 87 99 20

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 12, 2012, David Roux resigned and Simon Patterson was appointed as a member of the Board of Directors of Intelsat S.A. In addition, Egon Durban resigned and Mr. Patterson was appointed as a member of the Audit Committee of the Board of Directors of Intelsat S.A. on the same date. Mr. Durban continues to serve on the Board of Directors of Intelsat S.A. Each of Messrs. Patterson, Roux and Durban is associated with Silver Lake Partners.

Funds and investment vehicles advised or controlled by Silver Lake Partners (“Silver Lake Funds”) hold more than 15% in the aggregate of the outstanding equity of Intelsat Global S.A., the indirect parent of Intelsat S.A. As set forth in Intelsat S.A.’s Annual Report on Form 10-K for the year ended December 31, 2010, the Silver Lake Funds, or their associates or affiliates, are parties to a monitoring fee agreement with Intelsat (Luxembourg) S.A., a subsidiary of Intelsat S.A. (“Intelsat Luxembourg”), pursuant to which such parties are entitled to receive an annual fee for providing certain monitoring, advisory and consulting services. In addition, in April 2011, entities associated with Silver Lake Funds sold all of the $190.9 million aggregate principal amount of Intelsat Luxembourg’s 11 1/4% Senior Notes due 2017 and $854 million aggregate principal amount of Intelsat Luxembourg’s 11 1/2/12 1/2% Senior PIK Election Notes due 2017 that they had purchased in 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 19, 2012

INTELSAT S.A.

By:	/s/ Phillip Spector
Name:	Phillip Spector
Title:	Executive Vice President, General Counsel and Assistant Secretary